Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LeCroy Corporation:

We consent to the use of our reports dated September 13, 2006, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 annual report on Form 10-K of LeCroy Corporation incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey

December 22, 2006